UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  2

Name of Issuer:  Aceto Corporation

Title of Class of Securities: Common Stock, $.01 par value

CUSIP Number: 004446100



  (Date of Event Which Requires Filing of this Statement)

                     December 31, 2000

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 004446100

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person


         Mark E. Brady

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

           0

6.  Shared Voting Power:

         461,179

7.  Sole Dispositive Power:

           0

8.  Shared Dispositive Power:

         461,179

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person

         461,179

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          7.63%

12. Type of Reporting Person

          IN

CUSIP Number: 004446100

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person


          Robert J. Suttman

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

            0

6.  Shared Voting Power:

          461,179

7.  Sole Dispositive Power:

            0

8.  Shared Dispositive Power:

          461,179

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          461,179

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          7.63%

12. Type of Reporting Person

          IN

CUSIP Number: 004446100

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Ronald L. Eubel

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

            0

6.  Shared Voting Power:

          461,179

7.  Sole Dispositive Power:

           0

8.  Shared Dispositive Power:

          461,179

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          461,179

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          7.63%

12. Type of Reporting Person
          IN

CUSIP Number: 004446100

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person


          Eubel Brady & Suttman Asset Management, Inc.

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

            0

6.  Shared Voting Power:

          445,326

7.  Sole Dispositive Power:

            0

8.  Shared Dispositive Power:

          445,326

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          445,326

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          7.37%

12. Type of Reporting Person

          CO, IA

CUSIP Number: 004446100

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person


          William Hazel

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

            0

6.  Shared Voting Power:

          445,326

7.  Sole Dispositive Power:

            0

8.  Shared Dispositive Power:

          445,326

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          445,326

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          7.37%

12. Type of Reporting Person

          IN

CUSIP Number: 004446100

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Bernie Holtgreive

2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:

            0

6.  Shared Voting Power:

          445,326

7.  Sole Dispositive Power:

            0

8.  Shared Dispositive Power:

          445,326

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          445,326

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          7.37%

12. Type of Reporting Person

          IN

Item 1(a) Name of Issuer:  Aceto Corporation

      (b) Address of Issuer's Principal Executive Offices:

          One Hollow Lane
          Lake Success, New York 11042

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Mark E. Brady
          Robert J. Suttman
          Ronald Eubel
          William Hazel
          Bernie Holtgreive
          Eubel Brady & Suttman Asset Management, Inc.
          7777 Washington Village Drive
          Ste. 210
          Dayton, Ohio 45459

    (d) Title of Class of Securities: Common Stock, $.01 par value

    (e)   CUSIP Number: 004446100

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a) Amount Beneficially Owned:  Mark E. Brady,
         Robert J. Suttman and Ronald L. Eubel - 461,179 EBS
         Asset Management, Inc., William Hazel and Bernie
         Holtgreive - 445,326

         (b) Percent of Class:  Mark E. Brady, Robert J.
         Suttman and Ronald L. Eubel - 7.63%; EBS Asset
         Management, Inc., William Hazel and Bernie
         Holtgreive - 7.37%

         (c) Mark E. Brady, Robert J. Suttman and Ronald L.
             Eubel - 461,179 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 461,179 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             EBS Asset Management, Inc., William Hazel and Bernie Holtgreive - 445,326 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 445,326 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.
With respect to Mark E. Brady, Robert J. Suttman, Ronald L.
Eubel, William Hazel and Bernie Holtgreive:

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to EBS Asset Management, Inc.:

    Certification for Rule 13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to all Reporting Persons:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    /s/ Ronald L. Eubel
    _________________________
    Ronald L. Eubel

    /s/ Mark E. Brady
    __________________________
    Mark E. Brady

    /s/ Robert J. Suttman, II
    __________________________
    Robert J. Suttman, II

    /s/ William Hazel
    _________________________
    William Hazel

    /s/ Bernie Holtgreive
    _____________________

    Bernie Holtgreive

    EUBEL BRADY & SUTTMAN
    ASSET MANAGEMENT, INC.

    By: /s/ Ronald L. Eubel
    __________________________
    By: Ronald L. Eubel
    Chief Executive Officer

    February 14, 2001
    _____________
    Date

                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

February 14, 2001 relating to the Common Stock of Aceto

Corporation shall be filed on behalf of the undersigned.



                                  /s/ Ronald L. Eubel
                             _________________________________
                                       Ronald L. Eubel


                                  /s/ Mark E. Brady
                             _________________________________
                                      Mark E. Brady


                                  /s/ Robert J. Suttman, II
                             _________________________________
                                      Robert J. Suttman, II

                             /s/ William Hazel
                             _____________________
                             William Hazel

                             /s/ Bernie Holtgreive
                             _____________________
                             Bernie Holtgreive

                             EUBEL BRADY & SUTTMAN
                             ASSET MANAGEMENT, INC.

                             By: /s/ Ronald L. Eubel
                             __________________________
                             By: Ronald L. Eubel
                             Chief Executive Officer














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